Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma consolidated combined financial statement reflects Atlas Pipeline Partners, L.P.’s (“the Partnership”) historical results as adjusted on a pro forma basis to give effect to its May 7, 2013 acquisition from Teak Midstream Holdings, LLC of 100% of the outstanding member and other ownership interests of TEAK Midstream L.L.C. (“TEAK”) (the “Teak Acquisition”) and the following related financing activities: (i) the issuance of $400.0 million of the Partnership’s Class D convertible preferred units (“Class D Preferreds”) pursuant to the Class D Preferred Unit Purchase Agreement dated April 16, 2013; (ii) the issuance of 11,845,000 of the Partnership’s common limited partner units at a public offering price of $34.00 per unit in an underwritten public offering; (iii) Atlas Pipeline Partners GP, LLC’s related contributions to maintain its 2% general partner interest; (iv) borrowings from the Partnership’s senior secured revolving credit facility; and (v) the issuance of $400.0 million of 4.75% senior unsecured notes due on November 15, 2021 (“4.75% Senior Notes”), the proceeds of which were utilized to repay the borrowings on the Partnership’s senior secured revolving credit facility. The estimated adjustments to give effect to the Teak Acquisition and the associated financing activities are described in the notes to the unaudited pro forma financial statements.

The following unaudited pro forma consolidated combined statement of operations for the year ended December 31, 2013 reflects the transactions described above as if they occurred as of January 1, 2013 and should be read in conjunction with the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013 and with the unaudited consolidated financial statements of TEAK for the three months ended March 31, 2013, filed as Exhibit 99.1 to the Partnership’s Current Report on Form 8-K/A on July 18, 2013.

The unaudited pro forma consolidated combined statement of operations was derived by adjusting the Partnership’s historical consolidated financial statement. However, management of the Partnership believes that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma financial data presented is for informational purposes only and is based upon available information and assumptions that management of the Partnership believes are reasonable under the circumstances. This unaudited pro forma financial information is not necessarily indicative of what the results of operations of the Partnership would have been had the transactions been consummated on the date assumed, nor are they necessarily indicative of any future operating results. The Partnership may have performed differently had the transactions actually occurred on the date assumed.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(in thousands, except per unit data)

(Unaudited)

	For the Year Ended December 31, 2013	For the period from January 1, to May 7, 2013
	Atlas Pipeline Partners, L.P.	TEAK Midstream, LLC	Adjustments		Pro Forma as adjusted
Revenue:
Natural gas and liquids sales	$1,959,144	$26,647	$—		$1,985,791
Transportation, processing and other fees – third parties	164,874	9,464	—		174,338
Transportation, processing and other fees – affiliates	303	—	—		303
Derivative loss, net	(28,764)	—	—		(28,764)
Other income, net	11,292	2	—		11,294

Total revenues	2,106,849	36,113	—		2,142,962

Costs and expenses:
Natural gas and liquids cost of sales	1,690,382	26,792	—		1,717,174
Plant operating	92,271	3,902	—		96,173
Transportation and compression	2,256	—	—		2,256
General and administrative	55,856	1,575	—		57,431
Compensation reimbursement – affiliates	5,000	—	—		5,000
Depreciation and amortization	168,617	5,954	7,953	(a)	182,524
Other costs	20,005	—	(19,286	)(b)	719
Interest	89,637	2,176	(2,176	)(c)	95,351
			5,340	(d)
			374	(e)

Total costs and expenses	2,124,024	40,399	(7,795)		2,156,628

Equity loss in joint ventures	(4,736)	(2,731)	—		(7,467)
Goodwill impairment loss	(43,866)	—	—		(43,866)
Gain (loss) on asset sale	(1,519)	269	—		(1,250)
Loss on early extinguishment of debt	(26,601)	—	—		(26,601)

Loss from continuing operations, before tax	(93,897)	(6,748)	7,795		(92,850)
Income tax benefit	(2,260)	—	—		(2,260)

Loss after tax	(91,637)	(6,748)	7,795		(90,590)
Income attributable to non-controlling interests	(6,975)	—			(6,975)
Preferred unit discount accretion	(29,485)	—	(16,056	)(f)	(45,541)
Preferred unit dividends	(23,583)	—	(18,284	)(g)	(41,867)

Net loss attributable to common limited partners and the General Partner	$(151,680)	$(6,748)	$(26,545)		$(184,973)

Allocation of net loss attributable to:
Common limited partners’ interest	$(165,923)				$(198,383)
General Partners’ interest	14,243				13,410

Net loss attributable to common limited partners and the general partner	$(151,680)				$(184,973)

Net income attributable to common limited partners per unit (Basic and Diluted)	$(2.23)				$(2.56)

Weighted average common limited partner units:
Basic and Diluted	74,364				77,506

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

(a)	To reflect incremental depreciation and amortization expense related to the fair value assessment of the assets acquired.
(b)	To reflect the removal of TEAK Acquisition costs
(c)	To reflect the adjustment to interest expense for TEAK’s repayment of debt from the net proceeds received on the sale of assets.
(d)	To reflect the adjustment to interest expense to partially finance the TEAK Acquisition with the issuance of $400.0 million of 4.75% Senior Notes and the repayment of $154.5 million on the revolving credit facility at an interest rate of 2.50%.
(e)	To reflect the amortization of deferred financing costs incurred related to (i) the amendment to the Partnership’s senior secured revolving credit facility to provide for the TEAK Acquisition to be a permitted investment; and for joint venture interests not to be required to be a guarantor nor provide a security interest in its assets; and (ii) the Partnership’s issuance of the 4.75% Senior Notes.
(f)	To reflect accretion of the embedded beneficial conversion discount of $91.0 million related to the issuance of the Class D Preferreds, based upon the difference between the closing price of $36.52 per common limited partner unit and the negotiated issuance price of $29.75 per Class D Preferred unit on the date of issuance.
(g)	To reflect preferred unit dividends for the Class D Preferreds.

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